Exhibit 10.8

ABBVIE INC.
NON-QUALIFIED REPLACEMENT STOCK OPTION AGREEMENT

On this «Grant_Day» day of «Grant_Month», 201     (the “Grant Date”), AbbVie Inc. (the “Company”) hereby grants to «First Name» «MI» «Last Name» (the “Employee”) an Option (the “Option”) to purchase a total of «NQSOs» Shares, at the price of $«Option_Price» per Share (the “Exercise Price”), such price being not less than 100% of the Fair Market Value of the Shares on the Grant Date.

The Option is granted under the Program with respect to an option (the “Original Option”), the original term of which was set to expire on the «Expiration_Date» (the “Expiration Date”).  The Option is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Option granted to the Employee are as follows:

1.                                      Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)                                 Agreement:  This Non-Qualified Replacement Stock Option Agreement.

(b)                                 Code of Business Conduct:  The Company’s Code of Business Conduct, as amended from time to time.

(c)                                  Data:  Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(d)                                 Employee Agreement:  The Employee Agreement entered into by and between the Company and the Employee as it may be amended from time to time.

(e)                                  Employee’s Representative:  The Employee’s legal guardian or other legal representative.

(f)                                   Option:  The Non-Qualified Replacement Stock Option granted pursuant to this Agreement.

(g)                                  Program:  The AbbVie 2013 Incentive Stock Program.

(h)                                 Termination:  A severance of employment for any reason (including retirement) from the Company and all Subsidiaries.

2.                                      Exercise Restrictions.  This Option may, but need not, be exercised in installments, but only within the time periods and subject to the conditions described below.  This Option may be exercised only after six months have elapsed after the Grant Date.  In no event shall this Option be exercisable on or after the date on which the Original Option would have terminated or at any other time when the Original Option would not have been exercisable.

(a)                                 Termination of Employment Before Six Months After Grant Date.  Subject to Section 3, in the event of the Employee’s Termination before six months have elapsed after the Grant Date, then the determination of whether and upon what conditions this Option may be exercised shall be made pursuant to the provisions that would have governed the exercise of the Original Option in the event of Termination before the Original Option became exercisable.

(b)                                 Termination of Employment Six Months or More After the Grant Date.  Subject to Section 3, in the event of the Employee’s Termination when six months or more have elapsed following the Grant Date, then the determination of whether and upon what conditions this Option may be exercised shall be made pursuant to the provisions that would have governed the exercise of the Original Option in the event of Termination after the Original Option became exercisable.

3.                                      Effect of Certain Bad Acts.  The Option shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee:

(a)                                 commits a material breach of the terms and conditions of the Employee’s employment, including, but not limited to:

(i)                                     material breach by the Employee of the Code of Business Conduct;

(ii)                                  material breach by the Employee of the Employee’s Employee Agreement;

(iii)                               commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(iv)                              wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(v)                                 failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s disability); or

(b)                                 to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

4.                                      Exercise of the Option.  Subject to Section 2 above, the Option may be exercised in whole or in part as follows:

(a)                                 Who May Hold/Exercise the Option.

(i)                                     General Rule - Exercise by Employee Only.  During the lifetime of the Employee, the Option may be exercised only by the Employee or the Employee’s Representative.

(ii)                                  Death Exception.  If the Employee dies, then the Option may be exercised only by the executor or administrator of the estate of the Employee or the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.  Such person(s) shall furnish the appropriate tax clearances, proof of the right of such person(s) to exercise the Option, and other pertinent data as the Company may deem necessary.

(iii)                               Transferability.  Except as otherwise provided by the Committee or its delegate, the Option is not transferable other than by will or the laws of descent and distribution.  It may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void.

(b)                                 Method of Exercise.  The Option may be exercised only by:

(i)                                     delivery to the designated employee or agent of the Company of a written, electronic, or telephonic notice of exercise, specifying the number of Shares with respect to which the Option is then being exercised, and payment of the full Exercise Price of the Shares being purchased in cash or with other Shares held by the Employee having a then Fair Market Value equal to the Exercise Price;

(ii)                                  delivery of a properly-executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the Exercise Price;

(iii)                               a combination of (i) and (ii) above; or

(iv)                              any other manner approved by the Committee from time to time.

Each method of exercise requires payment of the full amount of any federal, state, local or other applicable taxes which the Company believes are required to be withheld and paid with respect to such exercise, as described below.

(c)                                  Payment of Taxes.  The Employee may satisfy any federal, state, local or other applicable taxes arising from any transaction related to the exercise of the Option pursuant to this Agreement by:

(i)                                     tendering a cash payment;

(ii)                                  having the Company withhold Shares from the Option exercised to satisfy the minimum applicable withholding tax;

(iii)                               tendering Shares received in connection with the Option back to the Company; or

(iv)                              delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.

The Company shall have the right and is hereby authorized to withhold from the Shares transferable to the Employee upon any exercise of the Option or (to the extent permitted by applicable law, including without limitation Code Section 409A) from any other compensation or other amount owing to the Employee such amount as may be necessary in the opinion of the Company to satisfy all such tax and withholding obligations.

5.                                      Replacement of Shares Used to Pay for Exercise of Option.  In the event the Exercise Price of the Shares covered by this Option or any taxes due on its exercise are paid by the surrender of other Shares or, for payment of withholding taxes, by withholding of Shares, the Employee will be granted an option (the “Replacement Option”) to purchase a number of Shares equal to the number of Shares surrendered and/or withheld, provided the then Fair Market Value of the Shares covered by this Option is at least twenty-five percent (25%) higher than such Exercise Price.  The Exercise Price under the Replacement Option will be the Fair Market Value of the Shares covered by the Replacement Option on the grant date of the Replacement Option.  The Replacement Option will be a nonqualified stock Option, first exercisable six (6) months after the Replacement Option grant date, with a term equal to the remainder of the term of the Original Option.  An additional Replacement Option will not be granted upon the exercise of a previously issued Replacement Option if that previously issued Replacement Option is exercised in the same calendar year that it was granted.

6.                                      Change in the Number of Issued Shares.  In the event there is a change in the number of issued Shares without new consideration to the Company (such as by stock dividends or stock splits), then (i) the number of Shares at the time unexercised under this Option shall be changed in proportion to such change in issued Shares; and (ii) the Exercise Price for the unexercised portion of the Option shall be adjusted so that the aggregate consideration payable to the Company upon the purchase of all Shares not theretofore purchased shall not be changed.  If the outstanding Shares are combined with or changed into another kind of stock of the Company or into securities of another corporation, whether through recapitalization, sale, merger, consolidation, spin-off, etc., the Company shall cause adequate provision to be made whereby the person or persons entitled to exercise this Option shall thereafter be entitled to receive, upon exercise of any portion of the Option, the securities which that person would have been entitled to receive for Shares acquired through exercise of the same portion of the Option immediately prior to the effective date of such recapitalization, reorganization, sale, merger, consolidation, spin-off, etc.  If appropriate, due adjustment shall be made in the per share or per unit price of the securities that may be purchased on exercise of this Option following the recapitalization, reorganization, sale, merger, consolidation, spin-off, etc.

7.                                      No Right to Continued Employment.  This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)                                 form an employment contract or relationship with the Company or its Subsidiaries;

(b)                                 confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)                                  interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

8.                                      No Contract as of Right.  Except as provided in Sections 5 and 6 above, the grant of an Option under the Program does not create any contractual or other right to receive additional Options or other Program Benefits.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee.  Future Option grants, if any, and their terms and conditions, will be at the sole discretion of the Committee.

9.                                      No Right to Compensation.  Neither this Option, Shares issued upon its exercise, any excess of market value over Exercise Price, nor any other rights, benefits, values or interest resulting from the granting of the Option shall be considered as compensation for purposes of any pension or retirement plan, insurance plan, investment or stock purchase plan, or any other employee benefit plan of the Company or any of its Subsidiaries.  Unless expressly provided by the Company in writing, any value associated with the Option is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

10.                               Data Privacy.

(a)                                 Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program.  The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program.  As such (where required under applicable law), the Employee:

(i)                                     voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)                                  authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)                                 Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)                                  The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program.  These recipients may be located throughout the world.

(d)                                 The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)                                     obtain confirmation as to the existence of the Data;

(ii)                                  verify the content, origin and accuracy of the Data;

(iii)                               request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)                              oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

11.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

12.                               Entire Agreement.  This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Option and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Option.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

13.                               Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

14.                               Compliance with Applicable Laws and Regulations.  The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

15.                               Code Section 409A.  The Option is intended to be exempt from the requirements of Code Section 409A.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that the Option is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the Benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the Benefits provided hereunder will comply with Code

Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

16.                               Determinations.  Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

17.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

18.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any state’s conflict of laws principles.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBVIE INC.

By
Richard A. Gonzalez
Chairman of the Board
and Chief Executive Officer